EXHIBIT 5.1


                        LEGAL OPINION OF HARRY F. GEAIR,
                 VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY
                              BOWATER INCORPORATED

                               August 22, 2003

Bowater Incorporated
55 East Camperdown Way
P.O. Box 1028
Greenville, South Carolina 29602

RE: Registration Statement on Form S-4 filed by Bowater Incorporated registering exchange of 6 1/2% Notes due 2013 for 6 1/2% Notes due 2013 that are registered under the Securities Act of 1933, as amended (the "Securities Act").

Ladies and Gentlemen:

          I am the Vice President - General Counsel and Secretary of Bowater Incorporated, a Delaware corporation (the "Company"), and have acted as such in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") relating to the Company's offer to exchange (the
"Exchange Offer") up to $400,000,000 in aggregate principal amount of the Company's 6 1/2% Notes due 2013 subject to the Registration Statement (the
"Exchange Notes") for an equal aggregate principal amount of the Company's currently outstanding 6 1/2% Notes due 2013 (the "Original Notes"). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated June 19, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee").

          In rendering the opinions expressed below, I have examined:

     (i)  the Indenture;
     (ii) the Registration Rights Agreement dated June 19, 2003 by and among the Company, as Issuer, and UBS Securities LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc.,
          Wachovia Securities, Inc., SunTrust Capital Markets, Inc., TD Securities (USA) Inc., BMO Nesbitt Burns Corp. and BNY Capital Markets, Inc., as Initial Purchasers;
     (iii) the Registration Statement;
     (iv) the form of the Exchange Notes (items (i) through (iv) are collectively referred to herein as the "Transaction Documents"); and
     (v) such corporate records, agreements and instruments of the Company and such other documents and records as I have deemed necessary as a basis for the opinions expressed below.

         In my examination, I have assumed the legal capacity of all natural persons, the genuiness of all signatures (other than signatures of officers of the Company), the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies thereof. To the extent that the obligations of the Company may be dependent on such matters, I have assumed for the purpose of this opinion that:
(i) the parties to the Transaction Documents other than the Company (the "Other Parties") are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the Other Parties have full power and authority to execute, deliver and perform their obligations under each of the Transaction Documents to which they are parties and each of the other documents executed by them in connection therewith; (iii) each such document executed by the Other Parties has been duly authorized, executed and delivered by the Other Parties and constitutes the legal, valid and binding obligation of the Other Parties, enforceable against them in accordance with its terms; (iv) the execution and delivery of each such document does not violate any law, regulation, order, judgment, or decree applicable to any Other Party; (v) the Other Parties will act in good faith and will seek to enforce their rights and remedies under the Transaction Documents in a manner that is commercially reasonable and in accordance with applicable laws; and (vi) the Other Parties will perform their covenants and agreements under the Transaction Documents in all material respects. I express no opinion as to the applicability to the Other

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Parties of, or the effect of  noncompliance  by the Other Parties with, any laws applicable to the transactions contemplated by the Transaction Documents because of the nature of any business of any of the Other Parties.

         I am admitted to practice in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America. I further express no opinion as to any state securities or blue sky laws.

                   Based upon the foregoing and subject to the conditions, limitations and assumptions set forth herein, it is my opinion that, when the Registration Statement becomes effective under the Securities Act and the Exchange Notes are duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Exchange Offer, the Exchange Notes will be validly issued and will be binding obligations of the Company, except that (A) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by applicable law and public policy considerations.

         This letter speaks only as of its date and applies only to the matters specifically covered by this letter. I expressly disclaim any obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if I become aware of any facts that might change the opinions expressed above after the date of this opinion. This opinion is limited to the matters expressly set forth herein, and no other opinion is implied or may be inferred beyond the matters expressly stated herein. My opinion that any document is valid, binding and enforceable is qualified, and no opinion is given, as to the enforceability of any provision: (a) regarding consent to jurisdiction in federal court or selection of forum or venue; (b) requiring or in effect requiring that any waiver or amendment to any provision or document may be effected only in writing; and (c) providing that rights or remedies are cumulative to the extent that remedies are potentially mutually exclusive.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                               Very truly yours,

                               /s/ Harry F. Geair

                               Harry F. Geair
                               Vice President - General Counsel and Secretary